ADDENDUM NO. 3 TO
ACQUISITION AGREEMENT AND PLAN OF MERGER
BY AND AMONG
GIGGLES N HUGS, INC.,
GIGGLES N HUGS SUB CO.,
AND
GNH, INC.

THIS ADDENDUM NO. 3 TO ACQUISITION AGREEMENT AND PLAN OF MERGER (“Addendum No. 3”) is made and entered into effective this 30th day of December, 2011, by and among GIGGLES N HUGS, INC., a Nevada Corporation (“Giggles N Hugs”), GIGGLES N HUGS SUB CO, a Nevada Corporation and wholly owned subsidiary of Giggles N Hugs (“Giggles N’ Hugs Sub Co”) and GNH, INC., a Nevada Corporation (“GNH”).

RECITALS

A. On September 23, 2010, Giggles N Hugs entered into a reverse triangular merger by and among Giggles N Hugs Sub Co., and GNH (collectively the “Parties”), Giggles N Hugs Sub Co and GNH being the constituent entities in the merger, whereby Giggles N Hugs intends to issue 14,000,000 shares of its 144 restricted common stock in exchange for 100% of GNH’s outstanding common stock in addition to cancelling 45,000,000 shares of common stock. Pursuant to the terms of the merger, Giggles N Hugs Sub Co will be merged with GNH wherein Giggles N Hugs Sub Co shall cease to exist and GNH will become a wholly owned subsidiary of Giggles N Hugs.

B. The Acquisition Agreement and Plan of Merger contains conditions to closing which include: (i) GNH obtaining 100% of the membership interest of Giggles N Hugs LLC (“Giggles LLC”), a California limited liability company who owns and operates kid friendly restaurants named Giggles N Hugs, and (ii) audited financial statements of Giggles N Hugs LLC.

C. On November 15, 2010, the Parties entered into an Addendum No. 1 to the Acquisition Agreement and Plan of Merger to extend the effective date to March 31, 2011.

D. As of March 31, 2011, the conditions to closing had not been met by all Parties.

E. On November 16, 2011, the Parties entered into an Addendum No. 2 to the Acquisition Agreement and Plan of Merger to extend the effective date to November 16, 2011 and to include the closing condition that all membership interest holders of Giggles LLC shall have converted their membership interest into shares of common stock of GNH prior to the effective date.

F. Subject to the terms and conditions set forth in the Addendum No. 1 and 2 to the Acquisition Agreement and Plan of Merger, the Merger was anticipated to become effective on November 16, 2011.

G. As of the date of this Addendum No. 3, the conditions to closing have not been met by all Parties.

H. The Parties have determined to extend the effective date to December 30, 2011 and to remove the additional closing condition that all membership interest holders of Giggles LLC shall have converted their membership interest into shares of common stock of GNH prior to the effective date.

I. The Parties have determined that it is in the best interest of GNH to acquire all of the assets, liabilities and operations of the Century City Location of Giggles LLC instead of obtaining 100% of the membership interest of Giggles LLC.

NOW, THEREFORE, for and in consideration of the foregoing, and of the mutual covenants, agreements, undertakings, representations and warranties contained herein, the parties hereto agree as follows:

1. The Effective Time described and defined in Section 1.2 of the Acquisition Agreement and Plan of Merger is hereby extended to December 30, 2011. This section is revised to provide that despite the date in which the Certificate of Merger is delivered to the Secretary of the State of Nevada for filing, the closing date is December 30, 2011.

2. Section 1.3 Closing of the Merger is revised to reflect that the Merger (the “Closing”) will take place on December 30, 2011.

3.	Section 1.7 Conversion of Shares, has been revised as follows;

 (a) At the Effective Time, each share of common stock, par value $0.001 per share of GNH (individually a "GNH Share" and collectively, the "GNH Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of GNH, Giggles ‘N’ Hugs, or the holder thereof, be converted into and shall become fully paid and nonassessable Giggles ‘N’ Hugs common shares determined by dividing (i) Eighteen Million Two Hundred Eighty Nine Thousand Seven Hundred Sixteen (18,289,716), by (ii) the total number of shares of GNH, Fourteen Million Five Hundred Twenty Nine Thousand (14,529,000) outstanding immediately prior to the Effective Time (such quotient, the “Exchange Ratio”). The holder of one or more shares of GNH common stock shall be entitled to receive in exchange therefore a number of shares of Giggles ‘N’ Hugs Common Stock equal to the product of (x) (the number of shares of GNH common stock (14,529,000)), times (y) (the Exchange Ratio. Giggles ‘N’ Hugs Shares and GNH Shares are sometimes referred to collectively herein as "Shares." By way of example, 18,289,716 / 14,529,000 = 1.26 (the Exchange Ratio). The number of shares of GNH common stock held by a stockholder (assume 100,000 shares) times the Exchange Ratio of 1.26 equals 126,000 shares of Giggles ‘N’ Hugs Shares to be issued. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Giggles ‘N’ Hugs Common Stock or GNH Common Stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or similar transaction, the number of shares of Giggles ‘N’ Hugs Common Stock into which each share of GNH Common Stock will be converted as a result of the Merger will be adjusted appropriately.

4. Section 2.2 Capitalization of Giggles ‘N’ Hugs, is revised as follows;

 (a) The authorized capital stock of Giggles ‘N’ Hugs consists of: (i) One Billion, One Hundred Twenty-five Million (1,125,000,000) Giggles ‘N’ Hugs Common Shares, par value $0.001 per share, of which, as of December 30, 2011, approximately 52,179,929 Giggles ‘N’ Hugs Shares were issued and outstanding. At or prior to the Effective Time the total issued and outstanding shares of Giggles ‘N’ Hugs will be approximately 22,862,145 (pursuant to Section 5.3(d) the cancellation of 45,000,000 shares held by Tracie Hadama and pursuant to Section 1.7(a) the issuance of 14,539,000 shares to GNH). The authorized capital stock of Giggles ‘N’ Hugs Sub Co consists of One Million (1,000,000) shares of common stock ("Giggles ‘N’ Hugs Sub Co Shares"), of which, at the Effective Time, One thousand (1,000) shares will be issued and outstanding.  All of the outstanding Giggles ‘N’ Hugs Shares and Giggles ‘N’ Hugs Sub Co Shares have been or at the Effective Time will be duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of Giggles ‘N’ Hugs or Giggles ‘N’ Hugs Sub Co, (ii) securities of Giggles ‘N’ Hugs convertible into or exchangeable for shares of capital stock or voting securities of Giggles ‘N’ Hugs or Giggles ‘N’ Hugs Sub Co, (iii) options or other rights to acquire from Giggles ‘N’ Hugs or Giggles ‘N’ Hugs Sub Co and, except as described in the Giggles ‘N’ Hugs SEC Reports (as defined below), no obligations of Giggles ‘N’ Hugs or Giggles ‘N’ Hugs Sub Co to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Giggles ‘N’ Hugs or Giggles ‘N’ Hugs Sub Co, and (iv) equity equivalents, interests in the ownership or earnings of Giggles ‘N’ Hugs or Giggles ‘N’ Hugs Sub Co or other similar rights (collectively, “Giggles ‘N’ Hugs Securities”). As of the date hereof, except as set forth on Schedule 2.2(a) of the Giggles ‘N’ Hugs Disclosure Schedule there are no outstanding obligations of Giggles ‘N’ Hugs or its subsidiaries to repurchase, redeem or otherwise acquire any Giggles ‘N’ Hugs Securities or stockholder agreements, voting trusts or other agreements or understandings to which Giggles ‘N’ Hugs is a party or by which it is bound relating to the voting or registration of any shares of capital stock of Giggles ‘N’ Hugs. For purposes of this Agreement, ‘‘Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

5.	Section 3.2 Capitalization of GNH has been revised as follows;

(a) As of the date of this Agreement, the authorized capital stock of GNH consists of; (i) One Hundred Million (100,000,000) GNH Common Shares, par value $0.001 per share, of which, Fourteen Million Five Hundred Twenty Nine (14,529,000) common Shares were issued and were outstanding; and, (ii) Ten Million (10,000,000) GNH Preferred Shares, par value $0.001 per share, of which no shares are issued or outstanding. All of the outstanding GNH Shares have been duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights.

6. The closing condition that all membership interest holders of Giggles LLC shall have converted their membership interest into shares of common stock of GNH prior to the Effective Time shall no longer be a condition to closing and should not be included in any section of Article 5 of the Acquisition Agreement and Plan of Merger.

7. Section 5.2(e) of the Acquisition Agreement and Plan of Merger is hereby revised to state that GNH shall have obtained all of the assets, liabilities and operations of the Century City Location of Giggles ‘N’ Hugs LLC.

8. The closing condition found in Section 5.3(c) Conditions to the Obligations of GNH, that Giggles ‘N’ Hugs shall deliver, upon closing its bank accounts, with ho less than $500,000 is waived by the parties.

9. The closing condition found in Section 5.3(e) Conditions to Obligations of GNH, has been revised to reflect that Giggles ‘N’ Hugs shall have delivered 18,289,716 shares of Common Stock of Giggles ‘N’ Hugs.

10. Other than as specifically provided in this Addendum No. 3, all other provisions of the Acquisition Agreement and Plan of Merger shall remain in full force and effect, the Acquisition Agreement and Plan of Merger as amended by this Addendum No. 3 constituting the sole and entire agreement between the parties as to the matters contained herein, and superseding any and all conversations, letters and other communications which may have been disseminated by the parties relating to the subject matter hereof, all of which are void and of no effect.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first above written.

Giggles N’ Hugs, Inc.,
a Nevada corporation

By: /S/Tracie Hadama
Name:Tracie Hadama
Title: President

Giggles N’ Hugs Sub Co.
a Nevada corporation

By: /S/ Tracie Hadama
Name: Tracie Hadama
Title: President

GNH, Inc.
a Nevada corporation

By: /S/ Joey Parsi
Name: Joey Parsi
Title: President